Exhibit 99.1
FOR IMMEDIATE RELEASE
CABLEVISION SYSTEMS CORPORATION
REPORTS SECOND QUARTER 2006 SELECTED OPERATING AND FINANCIAL MEASURES;
ALSO REPORTS ON AN ONGOING STOCK OPTIONS REVIEW AND EXPECTED RESTATEMENT
Bethpage, N.Y., August 8, 2006 - Cablevision Systems Corporation (NYSE:CVC) today reported that, because of the results of an ongoing stock options review and an expected restatement of financial results (as described below), the Company will not release full second quarter financial information at this time. The Company did release the following selected operating and financial measures for the second quarter ended June 30, 2006:
•	Consolidated net revenue growth of 15.6% to more than $1.4 billion as compared to the second quarter of 2005

•	Quarterly Revenue Generating Unit (“RGU”) growth of more than 385,000 new video, high-speed data and voice units; the Company’s highest second quarter RGU gain ever

•	Ninth consecutive quarter of basic video subscriber gains

•	Cable Television net revenue growth of 17.9% as compared to the second quarter of 2005

•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $109.01
The company also updated certain of its previously-issued full year 2006 guidance as outlined on page 3 of this release.
Revenue (unaudited)
The net revenues of Fox Sports Net (FSN) Ohio, FSN Florida, FSN Chicago and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in this table. The VOOM HD Networks are included in the Rainbow segment for all periods presented.
Segment revenues for the quarters ended June 30, 2006 and June 30, 2005 are as follows:

	Revenue, Net
$ millions	Q2 2006	Q2 2005
Telecommunications	$1,049.1	$895.3
Rainbow	225.9	204.1
MSG	162.0	151.6
Other (including eliminations)	(13.1)	(19.1)

Consolidated Total	$1,423.9	$1,231.9

Telecommunications Services — Cable Television and Lightpath
Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.
Telecommunications Services net revenues for the second quarter 2006 rose 17.2% to $1,049.1 million, compared to the prior year period.
Cable Television
Cable Television second quarter 2006 net revenues increased 17.9% to $1,008.4 million, compared to the prior year period. The increase in net revenue resulted principally from growth in video, high-speed data, and voice customers, which is reflected in the addition of more than 1.5 million Revenue Generating Units since the second quarter of 2005.

Second quarter 2006 includes:
•	Basic video customers up 35,328 or 1.2% from March 2006 and 95,486 or 3.2% from June 2005; ninth consecutive quarter of basic video subscriber gains

•	iO: Interactive Optimum digital video customers up 143,499 or 6.7% from March 2006 and 529,265 or 30.4% from June 2005

•	Optimum Online high-speed data customers up 84,819 or 4.7% from March 2006 and 371,578 or 24.4% from June 2005

•	Optimum Voice customers up 122,234 or 14.1% from March 2006 and 509,185 or 106.4% from June 2005

•	Revenue Generating Units up 385,284 or 4.9% from March 2006 and 1,503,577 or 22.3% from June 2005

•	Advertising revenue rose 22.6% from March 2006 and declined 1.0% from the prior year period

•	Cable Television RPS of $109.01, up $4.77 or 4.6% from the first quarter of 2006 and $13.79 or 14.5% from the second quarter of 2005
Lightpath
For the second quarter 2006, Lightpath net revenues increased 11.3% to $52.9 million, compared to the prior year period. The increase in net revenue is primarily attributable to growth in Optimum Voice call completion activity and Ethernet data services over Lightpath’s fiber infrastructure, offset in part by a decline in traditional phone service usage. Lightpath revenue excluding Optimum Voice call activity would have increased 1.0%.
Rainbow
Rainbow consists of our AMC, IFC and WE tv (formerly known as WE: Women’s Entertainment) National Programming services as well as Other Programming which includes: FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures. In connection with the resolution of a contractual dispute with one of its major affiliates, the operations of FSN Chicago were shut down in June 2006.
Rainbow net revenues for the second quarter 2006 increased 10.7% to $225.9 million, compared to the prior year period. Second quarter 2005 revenue excludes certain affiliate revenue attributable to the quarter that was not recognized due to a contractual dispute, until the third quarter of 2005 when such dispute was resolved. If this net revenue had been recognized in the second quarter of 2005, second quarter 2006 net revenue would have increased 7.5%.
AMC/IFC/WE
Second quarter 2006 net revenues increased 12.0% to $151.7 million, compared to the prior year period. As noted above, second quarter 2005 net revenue excludes certain affiliate revenue, which was recorded in the third quarter of 2005. If this revenue had been recognized in the second quarter of 2005, AMC/IFC/WE’s second quarter 2006 net revenue would have increased 7.2%.
The second quarter 2006 includes:
•	A 13.8% increase in advertising revenue, as compared to the prior year period, driven principally by higher primetime sellout rates

•	A 9.9% increase in affiliate revenue compared to the prior year period or a 2.7% increase if the disputed affiliate revenue described above were included in the second quarter of 2005

•	Viewing subscriber increases of 7.7% at IFC, 5.0% at WE and 1.7% at AMC as compared to June 2005
Other Programming
Second quarter 2006 net revenues rose 4.9% to $79.9 million, as compared to the prior year period. The increase in net revenue was driven primarily by higher revenue at the regional sports and news networks, IFC Entertainment and fuse, partially offset by the impact of the closure of two Metro Channels in 2005.

Madison Square Garden
Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex and Radio City Music Hall.
Madison Square Garden’s second quarter 2006 net revenue increased 6.9% to $162.0 million compared to the second quarter of 2005.
MSG’s second quarter 2006 revenue was primarily impacted by:
•	An increase in net revenue relating to the impact of the 2005/2006 hockey season as compared to the NHL lock-out the prior year

•	Higher network affiliate revenue, as compared to the second quarter of 2005, despite certain retroactive rate adjustments in the second quarter of 2005.

•	A reduction in revenue associated with the termination of the New York Mets carriage agreement
Total Company
Consolidated net revenue grew 15.6% to more than $1.4 billion, compared to the prior year period, driven primarily by the addition of more than 1.5 million Revenue Generating Units since the second quarter of 2005 in Cable Television, combined with revenue growth at all other reportable segments.
In addition, in April 2006 the Company paid a $10 per share special cash dividend (a total of approximately $2.96 billion) funded by approximately $3 billion of additional debt. Second quarter 2006 total net interest expense will reflect a significant increase, as compared to the prior year period, primarily as a result of the additional borrowings.
2006 Outlook
The company updates certain of its previously issued full year 2006 guidance (as provided on May 9, 2006 in the first quarter 2006 earnings release) as outlined in the table below:

Cable Television	Previous	Updated
Basic video subscriber growth	+ 2.5% to 3.0%	+ 3.5% to 4.0%
Revenue Generating Unit (RGU) net additions	+ 1.3 to 1.5 million	Approximately 1.5 million
Revenue growth	mid teens (a)	high teens (a)
Capital expenditures	$700 to $750 million	Approximately $750 million

AMC/IFC/WE
Revenue growth	high single digit (a)	high single digit (a)
(a)	Percentage growth rate (2006 as compared to 2005).
The Company expects to provide an update for the balance of its previously issued guidance when it releases its full second quarter 2006 financial results.

Stock Options Review
In light of published reports concerning the pricing of stock options and the timing of option grants at numerous companies, the Company undertook a voluntary review of past practices in connection with grants of stock options and stock appreciation rights (“SARs”). As a result of that review, which is ongoing, the Company has determined that the date and exercise price assigned to a number of its stock option and SAR grants during the 1997-2002 period did not correspond to the actual grant date and the closing price of the Company’s common stock on that day.
The Company expects to restate previously issued annual and interim financial statements to record adjustments relating to stock option and SAR matters. The Company has not fully determined the amount of such adjustments or the resulting tax and accounting impacts. Accordingly, management has concluded that the financial statements for all the periods beginning January 1, 1997 should not be relied upon.
The Company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 pending completion of the review.
The Company’s review is being conducted with outside legal counsel that had not previously been involved with the Company’s stock option plans. A special committee of independent directors has received periodic reports on this matter. The Company has contacted the Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York to advise them of these matters.
COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas. Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.
This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Senior Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy and Development
	(516) 803-1013	(516) 803-2270
Cablevision’s Web site: www.cablevision.com
The conference call will be Webcast live today at 10:00 a.m. EST
Conference call dial-in number is (973) 935-2967
Conference call replay number (973) 341-3080/ pin #7622703 until August 15, 2006

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)
REVENUES, NET

	Three Months Ended
	June 30,
			%
	2006 (a)	2005 (a)	Change
Cable Television	$1,008,390	$855,562	17.9%
Optimum Lightpath	52,948	47,575	11.3%
Eliminations (b)	(12,288)	(7,841)	(56.7)%

Total Telecommunications	1,049,050	895,296	17.2%

AMC/IFC/WE	151,682	135,413	12.0%
Other Programming (c)	79,923	76,195	4.9%
Eliminations (b)	(5,730)	(7,513)	23.7%

Total Rainbow	225,875	204,095	10.7%

MSG	162,044	151,565	6.9%
Other (d)	19,726	19,948	(1.1)%
Eliminations (e)	(32,772)	(39,045)	16.1%

Total Cablevision	$1,423,923	$1,231,859	15.6%

	Six Months Ended
	June 30,
			%
	2006 (a)	2005 (a)	Change
Cable Television	$1,961,046	$1,669,013	17.5%
Optimum Lightpath	106,904	95,317	12.2%
Eliminations (b)	(25,617)	(17,888)	(43.2)%

Total Telecommunications	2,042,333	1,746,442	16.9%

AMC/IFC/WE	297,178	270,379	9.9%
Other Programming (c)	146,668	147,970	(0.9)%
Eliminations (b)	(11,554)	(13,847)	16.6%

Total Rainbow	432,292	404,502	6.9%

MSG	385,886	331,058	16.6%
Other (d)	38,227	43,470	(12.1)%
Eliminations (e)	(65,457)	(80,487)	18.7%

Total Cablevision	$2,833,281	$2,444,985	15.9%

(a)	2006 excludes the net revenues of FSN Chicago and 2005 excludes the net revenues of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)	Represents intra-segment revenues.

(c)	Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)	Represents net revenues of Clearview Cinemas and PVI Virtual Media. In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(e)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

	June 30,	March 31,	June 30,
CABLE TELEVISION	2006	2006	2005
Revenue Generating Units
Basic Video Customers	3,101,044	3,065,716	3,005,558
iO Digital Video Customers	2,270,748	2,127,249	1,741,483
Optimum Online High-Speed Data Customers.	1,891,442	1,806,623	1,519,864
Optimum Voice Customers	987,542	865,308	478,357
Residential Telephone Customers	6,655	7,251	8,592

Total Revenue Generating Units	8,257,431	7,872,147	6,753,854

Customer Relationships (a)	3,263,970	3,223,636	3,146,426

Homes Passed	4,519,000	4,501,000	4,464,000
Penetration
Basic Video to Homes Passed	68.6%	68.1%	67.3%
iO Digital to Basic Penetration	73.2%	69.4%	57.9%
Optimum Online to Homes Passed	41.9%	40.1%	34.0%
Optimum Voice to Homes Passed	21.9%	19.2%	10.7%

Monthly Churn
Basic Video	1.7%	1.5%	1.7%
iO Digital Video	2.0%	1.9%	2.3%
Optimum Online High-Speed Data	2.0%	1.7%	2.0%

Revenue for the three months ended
(dollars in millions)
Video (b) (c)	$645	$616	$578
High-Speed Data (b)	223	212	187
Voice (b)	85	74	36
Advertising (b)	29	23	29
Other (b) (d)	26	28	26

Total Cable Television Revenue (e)	$1,008	$953	$856

Average Monthly Revenue per Basic Video Customer (“RPS”) (e)	$109.01	$104.24	$95.22

(a)	Number of customers who receive at least one of the Company’s services, including business modem only customers.

(b)	Certain reclassifications have been made to the prior period revenue information to conform to the 2006 presentation.

(c)	Includes analog, digital, PPV, VOD and DVR revenue.

(d)	Includes installation revenue, NY Interconnect, home shopping and other product offerings. For the second quarter 2006, installation revenue and certain ancillary revenues attributable to the high-speed data and voice products have been reclassified to Other. Prior periods have been reclassified to conform to this presentation.

(e)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

	June 30,	March 31,	June 30,
RAINBOW	2006	2006	2005
Viewing Subscribers
(in thousands)
AMC	78,600	77,500	77,300
WE	52,800	51,400	50,300
IFC	38,800	38,000	36,000
fuse	40,600	39,800	34,700
Consolidated Regional Sports (Bay Area)	3,600	3,700	3,600
Non-Consolidated Regional Sports (New England)	3,800	3,800	3,700